UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 2, 2010

Jingwei International Limited
(Exact name of registrant as specified in charter)

Nevada
(State or other jurisdiction of incorporation)

333-122557	20-1970137
(Commission File Number)	(IRS Employer Identification No.)

Room 701-702, Building 14, Keji C. Rd., 2nd, Software Park Nanshan District, Shenzhen, PRC 518057
(Address of principal executive offices and zip code)

+86 1085251198
(Registrant’s telephone number including area code)

(Former Address)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12(b) under the Exchange Act (17 CFR 240.14a-12(b))

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry Into a Material Definitive Agreement.

On November 2, 2010, Jingwei International Limited, a Nevada corporation (the "Company") entered into a Stock Purchase Agreement (the "Stock Purchase Agreement") by and between the Company, Shenzhen Xinguochuang Information Technology Limited, a corporation registered in Shenzhen, China and a wholly owned subsidiary of the Company ("Acquistion Sub"), and Shanghai Haicom Limited, a corporation registered in Shanghai, China ("Haicom"), pursuant to which Acquisition Sub will acquire all of the outstanding equity interests of Haicom and as a result of which Haicom shall become a wholly owned subsidiary of Acquisition Sub.

Under terms of the Agreement, the Company will pay Haicom total consideration of up to RMB 55 million, or $8.2 million, in phases based on performance milestones for 100% of Haicom. The consideration consists of cash of RMB 35 million, or $5.2 million, and up to 667,802 shares of the Company’s common stock, which is worth RMB 20 million, or $3.0 million, the fair value on the effective date of the Framework Agreement entered into among the Company, Acquisition Sub and Haicom on October 8, 2010 as described in the Current Report on Form 8-K filed on October 12, 2010. The issuance of shares of the Company to Haicom is contingent upon the achievement of a minimum level of revenue and earnings targets by the acquired business mutually agreed upon by the parties for the fiscal year ending December 31, 2011.

The closing of the acquisition is subject to the satisfaction of customary conditions which are expected to be satisfied in the next 10 business days.

The preceding description of the Stock Purchase Agreement is qualified in its entirety by reference to the full text of the Stock Purchase Agreement, filed herewith as Exhibit 10.1 and incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

(d)           Exhibits:

No.	Description
10.1	Stock Purchase Agreement, dated as of November 2, 2010, by and among Jingwei International Limited, Shenzhen Xinguochuang Information Technology Limited, and Shanghai Haicom Limited

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

JINGWEI INTERNATIONAL LIMITED

By:	/s/ Rick Luk
Name: Rick Luk
Title: Chief Executive Officer

Dated: November 5, 2010

EXHIBIT INDEX

Exhibit No.	Description
10.1	Stock Purchase Agreement dated as of November 2, 2010, by and among Jingwei International Limited, Shenzhen Xinguochuang Information Technology Limited, and Shanghai Haicom Limited